UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cars.com Inc.

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Dear Shareholder

The CARS Compensation Committee developed an executive compensation program in late 2019 that reflected the achievement of a successful strategic transformation and was appropriate for the outlook for 2020 at that time. The Committee also undertook an extensive market valuation to compare our compensation program’s terms to the practices of the most relevant peers as well as a wider range of peer companies. Although ISS has recommended a vote against our executive compensation program and we are engaging to discuss their unexpected recommendation, we believe that our compensation plan is appropriate for CARS. Accordingly, we hope you consider the context below when considering our Board’s recommendation to vote for the Compensation Plan proposal.

ISS’ primary criticisms of our executive compensation program relate to a perceived pay-for-performance misalignment, as well as a lack of performance conditions in the long-term equity grants. Of course, 2020 was an unprecedented year for our business and others due to the impact of COVID-19 and specific disruptions within the automotive industry. Nevertheless, we feel 2020 results justify our decision to consider our executives performance based on strategic achievements, because the successful completion of our strategic transformation positioned us to deliver 2020 revenue and adjusted EBITDA growth by the fourth quarter, continued outperformance in site-traffic and a strong year-end balance sheet and liquidity position. Further, as we focused on execution and maintaining cost discipline throughout the year, our share price reflected these improvements, increasing 96% during the latter half of 2020.

In terms of the restructured long-term incentive program and overall increase in CEO pay, the Compensation Committee administered these changes for the following reasons:

1.

The Committee considered the low previous year TSR, relative to Peer Group during a period of strategic transformation that was intended to better position the Company competitively to deliver sustainable growth. We believe our recent results support our decision. Further, it decided that the 2020 compensation program needed to be restructured due to the fact that 2019 compensation package was designed at a time when the CEO was executing a strategic transformation and the Committee wanted to heavily incentivize and reward for achieving specific strategic achievements that underpin positive financial outcomes (e.g., successful strategic transformation to a solutions strategy, multiple consecutive months of double-digit traffic growth over more than a two year period, improved retention rates, and double-digit exit EBITDA growth rates).

2.

The Committee conducted a rigorous evaluation of the Company’s Peer Group of sixteen companies, including a subset of six that were most similar and relevant to CARS. It’s important to note that ISS conducted its analysis using a peer group vastly different from the Company’s. Based on the Committee’s analysis, CEO aggregate compensation was increased to approximately the 50th percentile of the Peer Group to keep pace with peers, as well as the average aggregate compensation of the more relevant subset peer group, including three companies in the Chicago area.

3.	The Committee awarded equity grants consistent with the most prevalent forms of equity incentives among the most relevant peer subset which consisted of equal grant allocations of

Stock Options and RSU’s. The Compensation Committee granted $5.0 million of aggregate awards in 2020 including $2.5 million of RSU’s and $2.5 million of Stock Options, with three-year cliff vesting requirements in the CEO option grant.

4.

The Committee decided that the 2020 compensation program needed to incentivize demonstrable shareholder gains. The Committee agreed that the stock option grant would inherently incentivize performance and the long-term success of the company, considering that as the stock price rises (or falls) so would the value of the option holdings.

We value open communication with our shareholders and our Investor Relations team is always accessible. Robbin Moore-Randolph is our Director, of Investor Relations and you can reach her at rmoorerandolph@cars.com with any questions.

Best wishes,

Scott Forbes

Chairman, Cars.com